Exhibit 10.16
PARTICIPANT RELEASE
In full and complete consideration of my participation in this production (the “Program”), I agree that NGTV (“you”) may photograph me, in any manner you desire, and record my voice, conversation, and sounds made by me on the Program. I agree you are the sole owner of all the results and proceeds of such photography and recording, with the right for yourselves, your assigns and your licensees, forever and throughout the universe, to use the forgoing material and any portion thereof and my name, voice, likeness, and biographical material and editorial comments concerning me, in all media and other forms of exploitation now known or hereafter developed and in connection with the advertising, sale, and publicizing of any such use including, but not limited to, Internet, merchandising, and all broadcast and non-broadcast m media. The rights granted herein shall include and not be limited to the right to alter, edit and combine material involving myself, and others, and to include the material involving me in other programs.
I confirm that, to the best of my knowledge, any statements made by me will be true and will not violate or infringe upon any third party’s rights. I further agree that I shall not directly or indirectly issue or permit the issuance of any publicity whatsoever with respect to the Program, my appearance on the Program, or the material which is the subject of the Program in which I appear. In the event that I breach the above representations and warranties, you may recover from me all costs (including, but not limited to, attorney’s fees and expenses) arising from or related to your reliance on such representations or warranties.
I release you, and all others, including, but not limited to other participants in the Program and advertisers connected with the Program, from any and all claims, including but not limited to claims for defamation, invasion of privacy, publicity or personality, false light, infliction of emotional distress, damage or loss to any personal property, loss of income, or any other tort or cause of action in connection therewith arising out of or in any way resulting from my participation in the Program. My rights and remedies shall be limited to an action at law, and shall not include the right to rescind, nullify or enjoin the rights granted to you hereunder and/or your rights to exploit the Program. I further voluntarily agree to assume any risk, and indemnify and hold you harmless from any liability, claim action, loss, damage, expense or injury arising out of or in any way related to my participation in the Program.
I have read this entire release and authorization, and fully understand its contents. I am signing this agreement and participating in the program voluntarily, without any duress or undue influence.

SIGNATURE:	Address:

PRINT NAME:

DATE:	Telephone:

9944 Santa Monica Boulevard, Beverly Hills, California 90212
Tel: 310.556.8600 • Fax: 310.556.8655